Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. REPORTS EARNINGS

GREENCASTLE, PA July 16, 2008 – Tower Bancorp, Inc., parent company of The First National Bank of Greencastle, reports earnings of $1,597,619 or earnings per share of $.69 for the quarter ended June 30, 2008.  Earnings decreased 7% or $115,112 over the second quarter of 2007. For the first six months in 2008, net income was $3,081,883 or $1.33 per share.  Net income decreased $600,286 or 16% over the first six months of 2007.  Gains on sale of investment securities decreased $965,703 to $723,663 for the six months ending June 30, 2008 compared to $1,689,366 for the six months ending June 30, 2007.  Return on average tangible equity and average tangible assets were 10.28% and 1.14%, respectively, for the six months ending June 30, 2008.

As of June 30, 2008, total assets stood at $553,892,000, a decrease of 2% or $13,073,000 over second quarter-end totals for 2007.  Total loans were $398,864,000, an increase of $11,493,000 or 3%, while deposits as of June 30, 2008 totaled $429,410,000, a decrease of $12,674,000 or 3%.  The above figures are based on unaudited financial statements.

Jeff B. Shank, President and CEO stated that the financial industry continues to evolve with new technology, new products and services and increasing competition from new providers outside of traditional banks.  “In spite of the challenges, we are poised to continue to move forward.  Our longevity in community banking has resulted in a solid base of financial knowledge and experience.  We plan to continue to grow and expand within our market area.”

The First National Bank of Greencastle operates 16 locations and 20 ATMs in Franklin and Fulton counties, PA and in Washington County, MD.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.